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                                                                      EXHIBIT 21


                    LIST OF SUBSIDIARIES OF MTR GAMING GROUP, INC.


1. Mountaineer Park, Inc., a West Virginia corporation, is a wholly owned subsidiary of MTR Gaming Group, Inc. and does business under the name "Mountaineer Race Track & Gaming Resort."

2. ExCal Energy Corporation, a Michigan corporation, is a wholly owned subsidiary of MTR Gaming Group, Inc. and operates under the name "ExCal."